FILED PURSUANT TO RULE 424(b)(2)
                                                             FILE NO. 333-67942


                    PROSPECTUS SUPPLEMENT DATED APRIL 3, 2002
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 20, 2001

                MINIMUM OF 1,851,852 SHARES OF COMMON STOCK, AND
                  MAXIMUM OF 11,111,111 SHARES OF COMMON STOCK


                            VALENCE TECHNOLOGY, INC.

                                  COMMON STOCK
                              --------------------

     We are selling up to 11,111,111 shares of our common stock. Our common stock is listed on The Nasdaq National Market under the symbol "VLNC." The last reported sale price of our common stock on April 3, 2002, was $2.95 per share.

                              --------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE S-1

                              --------------------

                                            Per Share             Total
                                          ------------   -----------------------
                                                          minimum      maximum
PUBLIC OFFERING PRICE....................   $2.70        $5,000,000  $30,000,000
PLACEMENT AGENCY FEES ...................   $0.162       $  300,000  $ 1,800,000
PROCEEDS, BEFORE EXPENSES, TO US.........   $2.538       $4,700,000  $28,200,000


     A.G. Edwards & Sons, Inc. and Wm Smith Securities, Incorporated are acting as the placement agents in connection with the offering and are using their best efforts to introduce us to institutional investors, to whom we may sell up to a maximum of 11,111,111 shares of our common stock. Unless we sell a minimum of 1,851,852 shares of our common stock in the offering, we will not sell any shares. Neither A.G. Edwards nor Wm Smith has any commitment to buy any of the shares.

     All investor funds received prior to end of the offering will be deposited into escrow with an escrow agent until the closing. The escrow agent will notify us and A.G. Edwards when funds to pay for the minimum of 1,851,852 shares of our common stock have been received at which time we may, with the consent of A.G Edwards, close the offering. If the escrow agent has not received investor funds for the minimum of 1,851,852 shares of our common stock by April 9, 2002, then the offering will terminate and all investor funds received will be returned promptly. The offering will end on April 9, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

A.G. EDWARDS & SONS, INC.                     WM SMITH SECURITIES, INCORPORATED

                    PROSPECTUS SUPPLEMENT DATED APRIL 3, 2002

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
                                                                           PAGE

ABOUT THIS PROSPECTUS SUPPLEMENT...........................................S-ii

CAUTIONARY STATEMENTS AND RISK FACTORS......................................S-1

DESCRIPTION OF THE OFFERING................................................S-15

USE OF PROCEEDS............................................................S-16

RELATED PARTY TRANSACTIONS.................................................S-17

PLAN OF DISTRIBUTION.......................................................S-19

LEGAL MATTERS..............................................................S-20

EXPERTS....................................................................S-20

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................S-20


                                   PROSPECTUS


ABOUT THIS PROSPECTUS.........................................................i

SUMMARY.......................................................................1

RISK FACTORS..................................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................15

USE OF PROCEEDS..............................................................15

GENERAL DESCRIPTION OF SECURITIES............................................16

PLAN OF DISTRIBUTION.........................................................16

INCORPORATION BY REFERENCE...................................................17

WHERE YOU CAN FIND MORE INFORMATION..........................................18

LEGAL MATTERS................................................................19

EXPERTS......................................................................19


                                    Page S-i

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

     You should read this prospectus supplement along with the accompanying prospectus. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the prospectus to which it relates or to which we have referred you. We have not, and the placement agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date after the date on the front cover of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, the terms "we," "us," "our," "the company," "the Company" and Valence refer to Valence Technology, Inc. and its subsidiaries. Marks used in this prospectus supplement and the accompanying prospectus are the property of their respective owners, which includes us in some instances.


                                   Page S-ii

                     CAUTIONARY STATEMENTS AND RISK FACTORS

     Several of the matters discussed in this prospectus supplement contain forward-looking statements that involve risks and uncertainties. Factors associated with the forward-looking statements that could cause actual results to differ from those projected or forecast are included in the statements below. In addition to other information contained in this prospectus supplement, you should carefully consider the following cautionary statements and risk factors, which are in addition to those set forth on page 3 of our Prospectus dated August 20, 2001 included herein.

RISKS RELATED TO OUR BUSINESS

WE MAY HAVE A NEED FOR ADDITIONAL FINANCING.

     At December 31, 2001, we had cash and cash equivalents of $1.1 million. Currently, we have the ability to utilize approximately $6.0 million remaining under a loan agreement with Berg & Berg Enterprises, LLC, an affiliate of Mr. Carl Berg, a director and stockholder in the Company. Additionally, Berg & Berg has agreed, subject to execution of definitive documentation, to provide up to $30.0 million in equity capital. This agreement, however, provides that if we enter into a debt or equity financing arrangement with any third party, such as selling the shares offered hereby, Berg & Berg may, at its option, reduce the commitment to provide funding under the agreement by up to the amount of such third party financing, on a dollar for dollar basis.

     Our new agreement with Berg & Berg, which remains subject to execution of definitive documents, will enable us to access up to $5.0 million per quarter (but no more than $30.0 million in the aggregate) in equity capital over the next two years. In exchange for any amounts funded pursuant to this new agreement, we will issue to Berg & Berg restricted common stock at a customary discount to market. We will agree to register any shares we issue to Berg & Berg under this agreement. Berg & Berg's obligation to fund the equity commitment is subject to certain conditions including, but not limited to, our achievement of operating milestones.

     At our current level of operations, we are using cash from operations of approximately $6.0 to $8.0 million per quarter. To sustain our operations for a longer period of time than can be funded from operations and our commitments from Berg & Berg, we would need to seek additional financing. Our cash requirements may vary materially from those now planned because of changes in our operations, including changes in OEM relationships, market conditions, joint venture and business opportunities, or a request for repayment of a portion or all of our existing grants, which totaled $13.4 million at December 31, 2001, from the Northern Ireland Industrial Development Board.

ALL OF OUR ASSETS ARE PLEDGED AS COLLATERAL UNDER OUR LOAN AGREEMENTS. OUR FAILURE TO MEET THE OBLIGATIONS UNDER OUR LOAN AGREEMENTS COULD RESULT IN FORECLOSURE OF OUR ASSETS.

     All of our assets are pledged as collateral under various loan agreements. If we fail to meet our obligations pursuant to these loan agreements, our lenders may declare all amounts borrowed from them to be due and payable together with accrued and unpaid interest. If we are unable to repay our debt, these lenders could proceed against our assets.

WE HAVE A HISTORY OF LOSSES, HAVE AN ACCUMULATED DEFICIT AND MAY NEVER ACHIEVE OR SUSTAIN SIGNIFICANT REVENUES OR PROFITABILITY.

     We have incurred operating losses each year since inception in 1989 and had an accumulated deficit of $328.5 million as of December 31, 2001. We have working capital of negative $3.7 million as of


                                    Page S-1

December 31, 2001, and have sustained recurring losses related primarily to the research and development and marketing of our products. We expect to continue to incur operating losses and negative cash flows through fiscal 2002, as we continue our product development, begin to build inventory and continue our marketing efforts. We may never achieve or sustain significant revenues or profitability in the future.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF OUR SAPHION(TM) TECHNOLOGY BATTERIES ARE NOT COMMERCIALLY ACCEPTED.

     We are researching and developing batteries based on phosphate chemistry. Our batteries are designed and manufactured as components for other companies and end-user customers. Our success is dependent on the acceptance of our batteries and the products using our batteries in their markets. Market acceptance may depend on a variety of factors, including educating the target market regarding the benefits of our products. Market acceptance and market share are also affected by the timing of market introduction of competitive products. If we or our customers are unable to gain any significant market acceptance for the Saphion(TM) technology based batteries we plan to develop and manufacture, our business will be adversely affected. It is too early to determine if Saphion(TM) technology based batteries will achieve significant market acceptance.

IF WE ARE UNABLE TO DEVELOP, MANUFACTURE AND MARKET PRODUCTS THAT GAIN WIDE CUSTOMER ACCEPTANCE, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The process of developing our products is complex and uncertain, and failure to anticipate customers' changing needs and to develop products that receive widespread customer acceptance could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. After a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed.

BECAUSE OUR BATTERIES ARE INTENDED PRIMARILY TO BE INCORPORATED INTO OTHER PRODUCTS, WE WILL NEED TO RELY ON ORIGINAL EQUIPMENT MANUFACTURERS TO COMMERCIALIZE OUR PRODUCTS. WE MAY NOT OBTAIN ADEQUATE ASSISTANCE FROM THESE THIRD PARTIES TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

     Our business strategy contemplates that we will be required to rely heavily on assistance from original equipment manufacturers to gain market acceptance for our products. We therefore will need to identify acceptable original equipment manufacturers and enter into agreements with them. As of April 3, 2002, we had not entered into any agreements with original equipment manufacturers. Once we identify acceptable original equipment manufacturers and enter into agreements with them, we will need to meet these companies' requirements by developing and introducing new products and enhanced, or modified, versions of our existing products on a timely basis. Original equipment manufacturers often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the customer, but also requires the cooperation and assistance of the original equipment manufacturers for purposes of determining the battery requirements for each specific application. If we are unable to design, develop and introduce products that meet original equipment manufacturers' requirements, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from original equipment manufacturers or battery pack assemblers to successfully commercialize our products, which could impair our profitability.


                                    Page S-2

FAILURE TO IMPLEMENT AN EFFECTIVE LICENSING BUSINESS STRATEGY COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

     In December 2000, we acquired the intellectual property assets of Telcordia Technologies, Inc. As a result of the acquisition of these intellectual property assets and the internal development of our Saphion(TM) technology, we significantly increased the role of licensing in our business activities. We have not entered into any licensing agreements for our Saphion(TM) technology. Our future operating results could be affected by a variety of factors including:

o our ability to secure and maintain significant customers of our proprietary technology;

o the extent to which our future licensees successfully incorporate our technology into their products;

o    the acceptance of new or enhanced versions of our technology;

o the rate that our licensees manufacture and distribute their products to OEMs;

o our ability to secure one-time license fees and ongoing royalties for our technology from licensees.

     Our future success will depend on our ability to integrate successfully our licensing operations with our other business activities. The degree to which we can successfully integrate these operations will depend on a number of factors, including our ability to expand the scope of our operations beyond the design, development, manufacture and marketing of our rechargeable lithium polymer batteries to include substantially increased technology licensing activities. If we fail to substantially expand our licensing activities, our results of operations and financial condition will be adversely affected.

OUR FAILURE TO DEVELOP OEM RELATIONSHIPS WITH OTHER BATTERY MANUFACTURERS WILL LIMIT OUR ABILITY TO WIDELY INTRODUCE OUR PHOSPHATE CHEMISTRY TECHNOLOGY INTO THE MARKETPLACE AND COULD SIGNIFICANTLY IMPACT OUR SALES AND PROFITABILITY IN FUTURE PERIODS.

     To successfully implement our business strategy of broadly disseminating the Saphion(TM) technology, we intend to develop relationships with manufacturers of lithium-ion batteries using stacked polymer technology as well as cylindrical battery manufacturers. Our failure to develop these relationships will limit our ability to widely introduce our phosphate chemistry technology into the marketplace and could significantly impact our sales and profitability in future periods.

FAILURE TO DEVELOP SALES CHANNELS FOR OUR CURRENT AND FUTURE END-USER PRODUCTS WOULD SIGNIFICANTLY IMPACT OUR FUTURE REVENUE AND PROFITABILITY.

     We introduced the N-Charge(TM), our first end-user product in February 2002. We must develop reliable sales channels for distribution of our N-Charge(TM) product and any future end-user products. We cannot assure you that our N-Charge(TM) product will be commercially accepted. In addition, failure to develop effective sales channels will significantly impact our future revenue and profitability.

WE RECENTLY FORMED RELATIONSHIPS WITH THREE OF THE WORLD'S LEADING PERSONAL COMPUTER VENDORS. WE CANNOT ASSURE YOU THAT OUR RELATIONSHIPS WITH THESE VENDORS WILL RESULT IN SALES OR PROFITABILITY.

     We recently entered into Memoranda of Understanding with Acer and Wistron for the development of devices using our technology. Additionally, we have entered into a relationship with Hewlett-Packard


                                    Page S-3
in which our N-Charge(TM) product will be featured in Hewlett-Packard's Education Solutions Portfolio product bundle. Neither the Memoranda of Understanding with Acer or Wistron nor the relationship with Hewlett-Packard requires the companies to make any financial commitments to us and may not lead to definitive purchase orders. As a result, we cannot assure you that our relationships with Acer, Wistron and Hewlett-Packard will result in sales of products incorporating our Saphion(TM) technology, including sales of our N-Charge(TM) product. If these relationships result in sales, we cannot assure you that these sales will be profitable. If these relationships do not lead to definitive purchase orders, our future revenues and profitability may be materially adversely affected.

FAILURE TO OBTAIN UNITED STATES AND INTERNATIONAL REGULATORY APPROVAL FOR COMMERCIAL SHIPMENTS OF PHOSPHATE MATERIAL WOULD CAUSE DELAYS IN THE PRODUCTION RAMP PLAN FOR OUR BATTERY TECHNOLOGY AND RESULT IN DELAYS OR LOSSES OF REVENUES ASSOCIATED WITH THAT PLAN.

     We currently are shipping phosphate material from our facility in Henderson, Nevada to our manufacturing facility in Mallusk, Northern Ireland as research and development material. We must receive regulatory approval from the United States and appropriate international regulatory entities to ship commercial quantities of the material. Failure to obtain the appropriate regulatory approvals in the United States and internationally would cause delays in the production ramp plan for our battery technology and result in delays or losses of revenue associated with that plan.

OUR FAILURE TO COST-EFFECTIVELY MANUFACTURE BATTERIES IN COMMERCIAL QUANTITIES, WHICH SATISFY OUR CUSTOMERS' PRODUCT SPECIFICATIONS, COULD DAMAGE OUR CUSTOMER RELATIONSHIPS AND RESULT IN SIGNIFICANT LOST BUSINESS OPPORTUNITIES FOR US.

     To be successful, we must cost-effectively manufacture commercial quantities of our batteries that meet customer specifications. To facilitate commercialization of our products, we will need to reduce our manufacturing costs, which includes substantially raising and maintaining battery yields of commercial quality in a cost-effective manner. If we fail to substantially increase yields in our manufacturing process and reduce unit-manufacturing costs, we will not be able to offer our batteries at a competitive price, and we will lose our current customers and fail to attract future customers.

FAILURE TO SCALE UP OUR MANUFACTURING FACILITY WILL HARM OUR CUSTOMER RELATIONS AND THREATEN FUTURE PROFITS.

     We have begun to manufacture batteries on a commercial scale to fulfill purchase orders and we are able to produce sufficient quantities of batteries for short term needs. We continue to install, de-bug and qualify specified equipment used in our high speed assembly line. If we fail to develop and efficiently operate a large scale manufacturing facility capable of cost-effectively producing significant quantities of batteries according to customer specifications, our ability to serve the needs of our customers will be harmed and our future sales and profits will be threatened.

OUR PATENT APPLICATIONS MAY NOT RESULT IN PATENTS ISSUED.

     Patent applications in the United States are maintained in secrecy until the patents issue or are published. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. We also can not be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued United States patents will issue.


                                    Page S-4

Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than does the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that patent applications we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, we cannot assure you that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around.

THE LIMITED NUMBER OF SKILLED WORKERS IN NORTHERN IRELAND COULD AFFECT THE SUCCESS OF OUR IMPROVEMENTS IN THE MANUFACTURING FACILITY.

     We may need to hire and train a substantial number of new manufacturing workers. The availability of skilled workers in Northern Ireland is limited because of a relatively low unemployment rate. As a result, we face the risk that we may not:

o successfully hire and train the new manufacturing workers necessary for the ramp-up of our Mallusk, Northern Ireland manufacturing facility;

o    successfully develop improved processes;

o    implement multiple production lines; or

o    successfully operate the Mallusk facility.

     Our failure to successfully automate our production on a timely basis, if at all, could damage our reputation, relationships with future and existing customers, cause us to lose business and potentially prevent us from establishing the commercial viability of our products.

CONTINUED DELAYS IN QUALIFYING THE EQUIPMENT USED IN OUR HIGH SPEED ASSEMBLY LINE COULD SIGNIFICANTLY DELAY OUR BRINGING COMMERCIAL QUANTITIES OF PRODUCT TO MARKET AND INTERFERE WITH OUR ABILITY TO GENERATE THE REVENUE AND CASH FLOW NEEDED TO SUSTAIN OUR BUSINESS.

     We may be unable to meet our schedules regarding installation, de-bugging and qualification of the equipment used in the new high speed assembly line in our Northern Ireland facility, and face the prospect of further delays or problems related to facility qualification because:

o we do not control the design and delivery of most of the production equipment which is specifically manufactured for us;

o qualification by the manufacturer of our equipment depends on the availability and timing of that manufacturer; and

o we are modifying and updating many of the manufacturing processes which use this production equipment and we may need to further refine these processes.

     These delays would impair our ability to bring our batteries to market, adversely affecting revenue growth and our cash position, and harm our competitive position and economic growth.


                                    Page S-5

OUR ABILITY TO MANUFACTURE LARGE VOLUMES OF BATTERIES IS LIMITED AND MAY PREVENT US FROM FULFILLING ORDERS.

     We are actively soliciting additional purchase orders. We presently have limited quantities of batteries available for sale and do not have all of the necessary equipment in operation to manufacture a significant volume of products. We are installing additional automated equipment at our facility in Mallusk, Northern Ireland which will provide us with sufficient capacity to assemble batteries in high volumes. We expect this production facility to be fully operational by the middle of calendar 2002. If we cannot rapidly increase our production capabilities to make sufficient quantities of commercially acceptable batteries, we may not be able to fulfill purchase orders in a timely manner, if at all. In addition, we may not be able to procure additional purchase orders, which could cause us to lose existing and future customers, purchase orders, revenue and profits.

IF OUR BATTERIES FAIL TO PERFORM AS EXPECTED, WE COULD LOSE EXISTING AND FUTURE BUSINESS, AND OUR LONG-TERM ABILITY TO MARKET AND SELL OUR BATTERIES COULD BE HARMED.

     If we manufacture our batteries in commercial quantities and they fail to perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. Even if the performance failure were corrected, this performance failure might have the long-term effect of harming our ability to market and sell our batteries.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUES, AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED IF WE WERE TO LOSE THE BUSINESS OF ANY ONE OF THEM.

     To date, our existing purchase orders in commercial quantities are from a limited number of customers. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that any of the following events could occur:

o    reduction, delay or cancellation of orders from a customer;

o    development by a customer of other sources of supply;

o selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

o    loss of a customer or a disruption in our sales and distribution channels;
     and

o    failure of a customer to make timely payment of our invoices.

     If we were to lose one or more customers, or if we were to lose revenues due to a customer's inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.


                                    Page S-6

WE MUST CONTINUE TO EXPAND OUR EMPLOYEE BASE AND OPERATIONS IN ORDER TO DISTRIBUTE OUR PRODUCTS COMMERCIALLY, WHICH MAY STRAIN OUR MANAGEMENT AND RESOURCES AND COULD HARM OUR BUSINESS.

     To implement our growth strategy successfully, we will have to increase our staff, including personnel in sales and marketing, engineering, development and product support capabilities, as well as third party and direct distribution channels. However, we face the risk that we may not be able to attract new employees to sufficiently increase our staff or product support capabilities, or that we will not be successful in our sales and marketing efforts. Failure in any of these areas could impair our ability to execute our plans for growth and adversely affect our future profitability.

COMPETITION FOR PERSONNEL, IN PARTICULAR FOR PRODUCT DEVELOPMENT AND PRODUCT IMPLEMENTATION PERSONNEL, IS INTENSE, AND WE MAY HAVE DIFFICULTY ATTRACTING THE PERSONNEL NECESSARY TO EFFECTIVELY OPERATE OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial and marketing personnel who are familiar with and experienced in the battery industry, as well as skilled personnel to operate our facility in Northern Ireland. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors with significantly greater financial resources than us. We have experienced difficulty in recruiting qualified personnel in the past, and we cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

THE FACT THAT WE DEPEND ON A SOLE SOURCE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS FOR KEY RAW MATERIALS MIGHT DELAY OUR PRODUCTION OF BATTERIES.

     We depend on a sole source supplier or a limited number of suppliers for certain key raw materials used in manufacturing and developing our batteries. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. We have in the past experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers, and if in the future we are unable to obtain high quality raw materials in sufficient quantities on competitive pricing terms and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

WE HAVE FOUR KEY EXECUTIVES. THE LOSS OF A SINGLE EXECUTIVE OR THE FAILURE TO HIRE AND INTEGRATE CAPABLE NEW EXECUTIVES COULD HARM OUR BUSINESS.

     Other than Stephan B. Godevais, our President and Chief Executive Officer with whom we have a written employment agreement, we do not have written employment contracts and do not have key man life insurance policies with respect to any of these key members of management. Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan.


                                    Page S-7

OUR REVENUE FROM LICENSE FEES AND ROYALTIES WILL DEPEND SIGNIFICANTLY ON THE SUCCESS OF OUR LICENSEES AND THE MARKET DEMAND FOR THEIR PRODUCTS.

     We expect to generate income from license fees as well as ongoing royalties based on sales by licensees that design, manufacture and sell batteries incorporating our technology. License fees will be nonrefundable and may be paid in one or more installments. Ongoing royalties will be nonrefundable and generally based on a percentage of the selling price of the batteries that incorporate our technology sold by the licensee. Because we expect to derive a portion of our future revenues from royalties on shipments by our licensees, our future success depends on the ability of our licensees to develop and introduce high volume batteries that achieve and sustain market acceptance. We cannot assure you that our licensees will be successful or that the demand for lithium-ion polymer batteries Saphion(TM) technology batteries or devices utilizing these batteries will continue to increase. In addition, our license fee revenues depend on our ability to gain additional licensees within existing and new markets. A reduction in the demand for lithium-ion polymer batteries, Saphion(TM) technology batteries, our loss of key existing licensees or our failure to gain additional licensees could have a material adverse effect on our business.

THERE IS A POTENTIAL SALES-CHANNEL CONFLICT BETWEEN OUR FUTURE TECHNOLOGY LICENSEES AND US.

     The acquisition of the Telcordia intellectual property assets and our Saphion(TM) technology licensing strategy has added significant diversity to our overall business structure and our opportunities. We recognize that there is potential for a conflict among our sales channels and those of our future technology licensees. Although our manufacturing and marketing business generally is complimentary to our licensing business, we cannot assure you that sales-channel conflicts will not arise. If these potential conflicts do materialize, we may not be able to mitigate the effect of a conflict that, if not resolved, may impact our results of operations.

IF WE CANNOT PROTECT OR ENFORCE OUR EXISTING INTELLECTUAL PROPERTY RIGHTS OR IF OUR PENDING PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, WE MAY LOSE THE ADVANTAGES OF OUR RESEARCH AND MANUFACTURING SYSTEMS.

     Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. Moreover, we may not be able to effectively protect our intellectual property rights outside of the United States.

     We have established a program for intellectual property documentation and protection in order to safeguard our technology base. We intend to vigorously pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights, and these costs could harm our financial condition. We also are attempting to expand our intellectual property rights through our applications for new patents. We cannot be certain that our pending patent applications will result in issued patents or that our issued patents will afford us protection against a competitor. Our failure to protect our existing proprietary technologies or to develop new proprietary technologies may substantially impair our financial condition and results of operations.


                                    Page S-8

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME CONSUMING AND EXPENSIVE TO DEFEND, AND IF ANY OF OUR PRODUCTS OR PROCESSES ARE FOUND TO BE INFRINGING, WE MAY NOT BE ABLE TO PROCURE LICENSES TO USE PATENTS NECESSARY TO OUR BUSINESS AT REASONABLE TERMS, IF AT ALL.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we currently are not engaged in any intellectual property litigation or proceedings, we may become involved in these proceedings in the future. In the future we may be subject to claims or inquiries regarding our alleged unauthorized use of a third party's intellectual property. An adverse outcome in litigation could force us to do one or more of the following:

     o stop selling, incorporating or using our products that use the challenged intellectual property;

     o    pay significant damages to third parties;

     o obtain from the owners of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     o redesign those products or manufacturing processes that use the infringed technology, which may be economically or technologically infeasible.

     Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.

OUR BATTERIES CONTAIN POTENTIALLY DANGEROUS MATERIALS, WHICH COULD EXPOSE US TO PRODUCT LIABILITY CLAIMS.

     In the event of a short circuit or other physical damage to a battery, a reaction may result with excess heat or a gas being generated and released. If the heat or gas is not properly released, the battery may be flammable or potentially explosive. Our batteries that were based on an earlier technology have, in the past, smoked, caught fire and vented gas. We could, therefore, be exposed to possible product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. It is possible that these materials may require special handling or that safety problems may develop in the future. We are aware that if the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Battery pack assemblers using batteries incorporating technology similar to ours include special safety circuitry within the battery to prevent such a dangerous condition. We expect that our customers will have to use a similar type of circuitry in connection with their use of our products.

WE ARE ENGAGED IN ONGOING SAFETY TESTING OF OUR BATTERIES TO MEET CUSTOMER REQUIREMENTS AND MAY NOT BE ABLE TO INCREASE COMMERCIAL SALES OF OUR BATTERIES IF OUR PRODUCTS ARE NOT SUCCESSFUL IN THESE TESTS.

     We have conducted safety testing of our batteries and have submitted batteries to Underwriters Laboratories for certification, which is required by a number of original equipment manufacturers prior to placing a purchase order with us. Underwriters Laboratories has granted a preliminary acceptance of an earlier generation of our batteries, pending a manufacturing site audit. Those batteries, while similar to the batteries we are selling today, are not of the current design and composition. Our current batteries must be submitted for Underwriters Laboratories' approval, and Underwriters Laboratories has not yet begun a scheduled audit of our Northern Ireland manufacturing facility.


                                    Page S-9

     As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, in which the battery is subjected to conditions outside expected normal operating conditions. Each new battery design will continue to require new safety testing. In addition, safety problems may develop with respect to our current and future battery technology that could prevent or delay commercial introduction of our products.

ACCIDENTS AT OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OUR OPERATIONS.

     An accident in our facilities could occur. Any accident, whether due to the production of our batteries or otherwise resulting from our facilities' operations, could result in significant manufacturing delays or claims for damages resulting from personal or property injuries, which would adversely affect our operations and financial condition.

WE DEPEND UPON THE CONTINUED OPERATION OF A SINGLE MANUFACTURING FACILITY. OPERATIONAL PROBLEMS AT THIS FACILITY COULD HARM OUR BUSINESS.

     Our revenues are dependent upon the continued operation of our manufacturing facility in Northern Ireland. The operation of a manufacturing plant involves many risks, including potential damage from fire or natural disasters. In addition, we have obtained permits to conduct our business as currently operated at the facility. We cannot assure you that these permits would continue to be effective at the current location if the facility were destroyed and rebuilt, or that we would be able to obtain similar permits to operate at another location. We cannot assure you that the occurrence of these or any other operational problems at our Northern Ireland facility would not harm our business.

WE EXPECT TO SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO AND DERIVE A SIGNIFICANT PORTION OF OUR LICENSING REVENUES FROM CUSTOMERS LOCATED OUTSIDE THE UNITED STATES. FOREIGN GOVERNMENT REGULATIONS, CURRENCY FLUCTUATIONS AND INCREASED COSTS ASSOCIATED WITH INTERNATIONAL SALES COULD MAKE OUR PRODUCTS AND LICENSES UNAFFORDABLE IN FOREIGN MARKETS, WHICH WOULD REDUCE OUR FUTURE PROFITABILITY.

     We expect that international sales of our products and licenses, as well as licensing royalties will represent an increasingly significant portion of our sales. International business can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

     o changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries or technology or the transport of lithium and phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

     o foreign governments may impose tariffs, quotas and taxes on our batteries or our import of technology into their countries;

     o requirements or preferences of foreign nations for domestic products could reduce demand for our batteries and our technology;

     o fluctuations in currency exchange rates relative to the United States dollar could make our batteries and our technology unaffordable to foreign purchasers and licensees or more expensive compared to those of foreign manufacturers and licensors;

     o longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable may reduce the future profitability of foreign sales and royalties;


                                   Page S-10

     o import and export licensing requirements in Northern Ireland or other countries where we intend to conduct business may reduce or eliminate our ability to sell or license in certain markets; and

     o political and economic instability in Northern Ireland or other countries where we intend to conduct business may reduce the demand for our batteries and our technology or our ability to market our batteries and our technology in those countries.

     These risks may increase our costs of doing business internationally and reduce our sales and royalties or future profitability.

POLITICAL INSTABILITY IN NORTHERN IRELAND COULD INTERRUPT MANUFACTURING OF OUR BATTERIES AND END-USER PRODUCTS AT OUR NORTHERN IRELAND FACILITY AND CAUSE US TO LOSE SALES AND MARKETING OPPORTUNITIES.

     Northern Ireland has experienced significant social and political unrest in the past and we cannot assure you that these instabilities will not continue in the future. Any political instability in Northern Ireland could temporarily or permanently interrupt our manufacturing of batteries and end-user products at our facility in Mallusk, Northern Ireland. Any delays could also cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs.

RISKS ASSOCIATED WITH OUR INDUSTRY

IF COMPETING TECHNOLOGIES THAT OUTPERFORM OUR BATTERIES WERE DEVELOPED AND SUCCESSFULLY INTRODUCED, THEN OUR PRODUCTS MIGHT NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR TARGETED MARKET SEGMENTS.

     Rapid and ongoing changes in technology and product standards could quickly render our products less competitive, or even obsolete. Other companies are seeking to enhance traditional battery technologies, such as lead acid and nickel cadnium or have recently introduced or are developing batteries based on nickel metal-hydride, liquid lithium-ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems, and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

     We have invested in research and development of next-generation technology in energy solutions. If we are not successful in developing and commercially exploiting new energy solutions based on new materials, or we experience delays in the development and exploitation of new energy solutions, compared to our competitors, our future growth and revenues will be adversely affected.

OUR PRINCIPAL COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO AND THEY MAY THEREFORE DEVELOP BATTERIES SIMILAR OR SUPERIOR TO OURS OR OTHERWISE COMPETE MORE SUCCESSFULLY THAN WE DO.

     Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may


                                   Page S-11
develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with original equipment manufacturers and other customers. We believe that our primary competitors are existing suppliers of liquid lithium-ion, competing polymer and, in some cases, nickel metal-hydride batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba and SAFT America, Inc. All of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments, which include laptops, cellular telephones and personal digital assistant products, on the basis of performance, size and shape, cost and ease of recycling. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.

LAWS REGULATING THE MANUFACTURE OR TRANSPORT OF BATTERIES MAY BE ENACTED WHICH COULD RESULT IN A DELAY IN THE PRODUCTION OF OUR BATTERIES OR THE IMPOSITION OF ADDITIONAL COSTS THAT WOULD HARM OUR ABILITY TO BE PROFITABLE.

     At the present time, international, federal, state or local law does not directly regulate the storage, use and disposal of the component parts of our batteries or the transport of our batteries. However, laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries as well as regulations governing the transport of our batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability.

GENERAL RISKS ASSOCIATED WITH STOCK OWNERSHIP

CORPORATE INSIDERS OR THEIR AFFILIATES WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL THAT MIGHT NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A WHOLE.

     As of April 3, 2002, our officers, directors, and their affiliates as a group beneficially owned approximately 17.4% of our outstanding common stock. Carl Berg, one of our directors, owns a substantial portion of that amount. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:

     o vote for the election of directors who agree with the incumbent officers' or directors' preferred corporate policy; or

     o oppose or support significant corporate transactions when these transactions further their interests as incumbent officers or directors, even if these interests diverge from their interests as shareholders per se and thus from the interests of other shareholders.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND LIMIT THE PRICE POTENTIAL ACQUIRERS MAY BE WILLING TO PAY FOR YOUR SHARES.

     Our board of directors has the authority, without any action by the stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution and


                                   Page S-12
other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may decrease the market price, and infringe upon the voting and other rights of the holders, of our common stock.

OUR STOCK PRICE IS VOLATILE.

     The market price of the shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o    fluctuation in our operating results;

     o announcements of technological innovations or new commercial products by us or our competitors;

     o    failure to achieve operating results projected by securities analysts;

     o    governmental regulation;

     o developments in our patent or other proprietary rights or our competitors' developments;

     o    our relationships with current or future collaborative partners; and

     o    other factors and events beyond our control.

     In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     As a result of this potential stock price volatility, investors may be unable to sell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 45,570,144 shares of common stock as of April 3, 2002. In addition, we have filed registration statements on Form S-8 under the Securities Act of 1933, as amended, that cover 12,066,000 shares of common stock, of which 2,732,283 shares are vested at April 3, 2002. In addition, we have outstanding warrants to purchase 3,236,629 shares of common stock.


                                   Page S-13

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. These factors could also make it more difficult to raise funds through future offerings of common stock.

WE DO NOT INTEND TO PAY DIVIDENDS AND THEREFORE YOU WILL ONLY BE ABLE TO RECOVER YOUR INVESTMENT IN OUR COMMON STOCK, IF AT ALL, BY SELLING THE SHARES OF OUR STOCK THAT YOU HOLD.

     Some investors favor companies that pay dividends. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on an investment in our stock likely depends on your ability to sell your shares at a profit.


                                   Page S-14

                           DESCRIPTION OF THE OFFERING

     THE FOLLOWING INFORMATION SHOULD BE READ IN CONNECTION WITH THE OTHER INFORMATION APPEARING ELSEWHERE IN AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

Common stock offered by us.............  Minimum: 1,851,852 shares maximum: 11,111,111 shares
Common stock to be outstanding
   after the offering(1)...............  Minimum: 47,421,996 shares maximum: 56,681,255 shares

Nasdaq NMS symbol......................  VLNC

Use of proceeds........................  For general corporate purposes, including to fund our near-term
                                         operating losses.  See "Use of
                                         Proceeds."

Risk Factors...........................  See "Cautionary Statements and Risk
                                         Factors" and the other information
                                         included or incorporated by reference
                                         in this prospectus supplement and the
                                         accompanying prospectus for a
                                         discussion of factors you should
                                         carefully consider before deciding to
                                         invest in shares of our common stock.

--------------------

(1) The information above is based on the shares outstanding as of April 3, 2002, and excludes:

          o 6,785,890 shares subject to then outstanding options with a weighted average exercise price of $7.68 per share;

          o 3,236,629 shares subject to then outstanding warrants with a weighted average exercise price of $5.74 per share and any additional shares that may be issuable as a result of anti-dilution provisions contained in certain of these warrants; and

          o 227,906 shares then available for future grants under our stock option plans.


                                   Page S-15

                                 USE OF PROCEEDS

     Our net proceeds from this offering will be approximately $4.4 million if the minimum number of shares offered are sold and approximately $27.9 million if the maximum number of shares offered are sold, in each case based on an estimated public offering price of $2.70 per share and after deducting the estimated placement agency fee and offering expenses.

     We anticipate using the net proceeds to us from this offering to provide funds for general corporate purposes, including to fund our near-term operating losses of approximately $6.0 to $8.0 million per quarter. See "Cautionary Statements and Risk Factors - We may have a need for additional financing."


                                   Page S-16

                           RELATED PARTY TRANSACTIONS

     On January 1, 1998, we granted to Mr. Dawson, our Chairman of the Board, non-qualified options to purchase an aggregate of 960,494 shares of our common stock and qualified options to purchase 39,506 shares of our common stock. The exercise price of these options is $5.0625 per share, the fair market value of our common stock on the date of the grant. These options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. Mr. Dawson partially exercised these options to purchase 960,494 shares on March 5, 1998 with non-recourse promissory notes in the amounts of $3,343,750.88 and $1,518,750, which were secured by the shares acquired upon exercise plus 842,650 additional shares held by Mr. Dawson. As of December 31, 2001, amounts of $4,072,471 and $1,849,739 were outstanding under the notes. Interest from the issuance date of the notes accrues on unpaid principal at the rate of 5.69% per annum, or at the maximum rate permissible by law, whichever is less.

     In July 1990, we entered into a loan agreement with Baccarat Electronics, Inc. Baccarat subsequently assigned all of its rights, duties and obligations under that agreement, as the same has been amended from time to time, to Berg & Berg, a company controlled by Carl Berg, a principal stockholder and one of our directors. The loan agreement, as amended, allowed us to borrow, prepay and re-borrow up to $15.0 million under a promissory note on a revolving basis. The loan bears interest at one percent over the interest rate on the lender's principal line of credit each year (approximately 9% at December 31, 2001). Effective December 31, 2001, we further amended the loan agreement to provide that Berg & Berg has no further obligations to loan or advance funds to us under this loan agreement, as amended. As of December 31, 2001, the principal balance and accrued and unpaid interest owing under the July 1990 loan agreement, as amended, totaled $18,024,125. By amendment dated February 11, 2002, Berg & Berg agreed to extend the maturity date of the loan from August 30, 2002, to September 30, 2005.

     In fiscal 1998 and 1999, we issued warrants to purchase 594,031 shares of our common stock to Berg & Berg in conjunction with the amended loan agreement described above. The fair value of these warrants, totaling approximately $2,158,679, has been reflected as additional consideration for the loan from Baccarat.

     During June 2000, we entered into a private placement funding arrangement with Mr. Berg for an equity investment commitment totaling $12.5 million. On January 13, 2001, we replaced this $12.5 million commitment from Mr. Berg with the acquisition of approximately $30.0 million of assets from West Coast Venture Capital, Inc. consisting of cash and investment equivalent instruments in exchange for approximately 3,500,000 shares of our stock. The investment instruments have maturities that run from less than one year to over ten years. In February 2001, we entered into a loan agreement with Mr. Berg pursuant to which Mr. Berg agreed to provide us with a line of credit in the maximum amount of $20.0 million secured by the investment instruments. The line of credit bears interest at the rate of 8%. All accrued interest and unpaid principal is payable on or before January 31, 2006. As of December 31, 2001, a total of $17,500,000 had been drawn on the line of credit.

     In October 2001, we entered into a loan agreement with Berg & Berg. Under the terms of the loan agreement, Berg & Berg agreed to advance us up to $20.0 million between the date of the loan agreement and September 30, 2003. Interest on the loans accrues at 8.0% per annum, payable from time to time, and all outstanding amounts with respect to the loans are due and payable on September 30, 2005. As of December 31, 2001, a total of $9,986,000 had been drawn on this loan agreement. In conjunction with the loan agreement, Berg & Berg received a warrant to purchase 1,402,743 shares of our common stock at the price of $3.208 per share. The warrants were exercisable beginning on the date they were issued and expire on October 5, 2005.


                                   Page S-17

     In March 2002, Berg & Berg agreed, subject to execution of definitive documentation, to provide up to $30.0 million in equity capital. Our new agreement with Berg & Berg , which remains subject to execution of definitive documents, will enable us to access up to $5.0 million per quarter (but no more than $30.0 million in the aggregate) in equity capital over the next two years. This agreement, however, provides that if we enter into a debt or equity financing arrangement with any third party, such as selling the shares offered hereby, Berg & Berg may, at its option, reduce the commitment to provide funding under the agreement by up to the amount of such third party financing, on a dollar for dollar basis. In exchange for any amounts funded pursuant to this new agreement, we will issue to Berg & Berg restricted common stock at a customary discount to market. We will agree to register any shares we issue to Berg & Berg under this agreement. Berg & Berg's obligation to fund the equity commitment is subject to certain conditions, including, but not limited to, our achievement of operating milestones.


                                   Page S-18

                              PLAN OF DISTRIBUTION

     A.G. Edwards & Sons, Inc. and Wm Smith Securities, Incorporated have agreed to act as placement agents in connection with the offering pursuant to a placement agency agreement with us. Pursuant to the placement agency agreement, A.G. Edwards and Wm Smith are using their best efforts to introduce us to selected institutional investors, to whom we will sell up to the maximum of 11,111,111 shares of our common stock. Neither A.G. Edwards nor Wm Smith has any obligation to buy any of the shares from us.

     All investor funds received prior to the end of the offering will be deposited into an escrow account set up at Wells Fargo Bank Texas, N.A. for the benefit of the investors. Wells Fargo, acting as escrow agent, will invest all funds it receives in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended. Wells Fargo will notify us and A.G. Edwards when funds to pay for the minimum of 1,851,852 shares of our common stock have been received at which time we may, with the consent of A.G Edwards, close the offering. If Wells Fargo has not received investor funds for the minimum of 1,851,852 shares of our common stock by April 9, 2002, then the offering will terminate and all investor funds will be returned promptly. The offering will end on April 9, 2002.

     We have agreed, other than in connection with our option plans, not to sell or otherwise dispose of any shares of our common stock for a period of 30 days after the date this offering is closed without the prior written consent of A.G. Edwards. A.G. Edwards may, in its sole discretion, allow us to dispose of common stock or other securities prior to the expiration of such 30-day period.

     We have agreed to pay the placement agents a fee of 6% of the proceeds of this offering. We also have agreed to reimburse the placement agents for reasonable expenses that they incur in connection with the offering. The following table shows the per share and total commissions we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

                                                                  PAID BY US
                                                                --------------
        Per Share.............................................  $        0.162

        Total (minimum).......................................  $  300,000.00

        Total (maximum).......................................  $1,800,000.00

     We estimate our out-of-pocket expenses in connection with the offering will be approximately $310,000.

     We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     This is a brief summary of the material terms of the placement agency agreement and does not purport to be a complete statement of its terms and conditions.


                                   Page S-19

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will by passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Los Angeles, California. Gibson, Dunn & Crutcher LLP, Los Angeles, California, will pass upon certain legal matters for the placement agents.

                                     EXPERTS

     The financial statements incorporated into this prospectus supplement by reference to the Annual Report on Form 10-K of Valence for the years ended March 31, 2001 and 2000, have been so incorporated by reference in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements for the year ended March 31, 1999, incorporated by reference into this prospectus supplement, have been so incorporated by reference in reliance on the report (which includes an explanatory paragraph regarding substantial doubt about Valence's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to in this prospectus supplement as the "Commission". You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our filings with the Commission from the Commission's Web site at www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. The information incorporated by reference is considered to be part of this prospectus supplement. When we file information with the Commission in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

     o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed on July 2, 2001, as amended by Form 10-K/A, filed on July 30, 2001;

     o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed on February 19, 2002;

     o Our Current Reports on Form 8-K, filed on August 30, 2001, March 14, 2002, March 18, 2002 and March 22, 2002; and


                                   Page S-20

     o The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Securities Exchange Act of 1934, as amended, filed April 2, 1992, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at:

                            Valence Technology, Inc.
              ATTENTION: Kevin Mischnick, Vice President of Finance
                      6504 Bridge Point Parkway, Suite 415
                               Austin, Texas 78730
         TELEPHONE: (512) 527-2900; e-mail: KEVIN.MISCHNICK@VALENCE.COM


                                   Page S-21

                                   PROSPECTUS

                            VALENCE TECHNOLOGY, INC.

            BY THIS PROSPECTUS, WE MAY OFFER UP TO $30,000,000 OF OUR

                                  COMMON STOCK
                          (par value $0.001 per share)

                                 PREFERRED STOCK
                          (par value $0.001 per share)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


Our common stock trades on the Nasdaq National Market under the symbol "VLNC." On August 16, 2001, the last reported sale price of the common stock was $5.16.

We will provide the specific terms of the securities offered in a supplement to this prospectus. You should read this prospectus and the supplements carefully before you invest.


                 The date of this prospectus is August 20, 2001.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.........................................................i

SUMMARY.......................................................................1

RISK FACTORS..................................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................15

USE OF PROCEEDS..............................................................15

GENERAL DESCRIPTION OF SECURITIES............................................16

PLAN OF DISTRIBUTION.........................................................16

INCORPORATION BY REFERENCE...................................................17

WHERE YOU CAN FIND MORE INFORMATION..........................................18

LEGAL MATTERS................................................................19

EXPERTS......................................................................19



                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may from time to time offer up to $30,000,000 in the aggregate of (a) shares of our common stock, (b) shares of our preferred stock, in one or more series, or (c) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. We refer to the common stock and preferred stock collectively in this prospectus as "securities" or "shares." The securities offered pursuant to this prospectus may be issued in one or more series of issuances and the aggregate offering price of the securities will not exceed $30,000,000.

     Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

     The securities have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

     This prospectus describes certain risk factors that you should consider before purchasing the securities. See "Risk Factors" beginning on page 3. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."


                                     Page i

                                     SUMMARY

     We are a leader in the design, manufacture and marketing of rechargeable lithium polymer batteries. Founded in 1989, our business has been driven primarily by our research and development efforts, which has fostered our intellectual property position, currently consisting of 790 issued and pending patents.

     With the appointment of Stephan B. Godevais to the role of chief executive officer in May 2001, we have begun the process of transitioning our business from a research and development oriented company, to an operational company with a strong sales and marketing focus. With this strategic shift, our vision is for Valence to become the world leader in energy solutions by taking advantage of the flexibility and other performance characteristics of our technology to provide solutions to our customers, which will allow them to offer greater differentiation in their products. We believe that the differentiation offered to our customers - based on Valence's proprietary lithium-ion chemistries and processes - will come in the form of safer, more customized, lower-cost, higher performance energy solutions which are becoming increasingly critical to today's energy solutions market.

     As we accelerate our transition to a marketing oriented company, we will also be expanding our focus on the markets in which we participate. Historically, we have leveraged the application of our technology in the mobile communications market. However, as we move to approach the market as a total energy solutions provider, we will be in a position to greatly expand the target markets we participate in to include computing and communications, consumer electronics, appliances and toys, vehicular and uninterruptible power supplies systems, among others.

     As we target new markets, we expect to be supported by our proprietary battery technology, which we believe offers distinct technological advantages over competing technologies. We believe our batteries are thinner, lighter and generally achieve longer operating times than many competing rechargeable batteries currently in the market.

     Unlike competing liquid lithium ion batteries that often require a metal casing to hold their liquid electrolyte, our lithium polymer batteries are manufactured with a foil casing, which makes them less bulky and less costly to produce.

     To solidify our technology position, in December 2000, we acquired all of the rights of Telcordia Technologies, Inc. to lithium-ion polymer battery technology, with the intention to package the acquired technology with our own internally developed lithium-ion polymer battery technology, and actively license the package of technology and know-how worldwide. The acquisition provided us with all of Telcordia's patent rights covering lithium-ion, solid state, polymer batteries, including 42 U.S. patents, 14 U.S. patents pending, and more than 200 foreign patents issued and pending, and 15 Telcordia licenses with battery manufacturers throughout the world, 12 of which are currently active. Following the Telcordia acquisition, we embarked upon an aggressive program to upgrade existing licenses to include technology developed by us and to identify and enter into licensing arrangements with new manufacturing partners.

     From a manufacturing standpoint, we are continuing to enhance our manufacturing facilities in Mallusk, Northern Ireland to prepare for the commercialization of our technology. To that end, we completed the installation and qualification of our first automated, high volume production line in 1999 and began commercial shipments of our batteries in February 2000. We currently are installing additional automated manufacturing equipment at our Northern Ireland facilities. We anticipate that the additional equipment will be operational by the end of 2001, which will provide us the capacity to manufacture and ship batteries in high volumes.

     While we are currently in the process of developing the details of our business plan to transition the company from a research and development driven to a marketing and customer driven company, key broad elements of our strategy include the following:

     o Bringing our sales and marketing, as well as operational structure, in line to match the strength of our technology.

     o Expanding the vision of the company and the markets we serve from a pure battery company to an energy solutions company.

     o Migrating the culture of the company from an engineering focused company to a customer focused company.

     Taken together, these changes are designed to position us as the world leader in energy solutions by taking advantage of the flexibility and other performance characteristics of our technology to provide solutions to our customers, which will allow them to offer greater differentiation in their products and to enable us to differentiate ourselves from our competitors. We are focused on leveraging the depth and breadth of our technology position to provide an expansive platform from which to begin the process of realizing Valence's growth potential.

     Our executive offices are located at 301 Conestoga Way, Henderson, NV 89015, and our telephone number is (702) 558-1000.

     Our web site is at www.valence.com. The information on our Web site is not intended to be a part of this prospectus.

                                  RISK FACTORS

THE VALUE OF AN INVESTMENT IN VALENCE WILL BE SUBJECT TO SIGNIFICANT RISKS INHERENT IN OUR BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE PURCHASING OUR SECURITIES. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR SECURITIES TO DECLINE, PERHAPS SIGNIFICANTLY

                          RISKS RELATED TO OUR BUSINESS

WE ARE IN THE EARLY STAGES OF MANUFACTURING, AND OUR FAILURE TO DEVELOP THE ABILITY TO EFFICIENTLY MANUFACTURE BATTERIES IN COMMERCIAL QUANTITIES WHICH SATISFY OUR CUSTOMERS' PRODUCT SPECIFICATIONS COULD DAMAGE OUR CUSTOMER RELATIONSHIPS AND RESULT IN SIGNIFICANT LOST BUSINESS OPPORTUNITIES FOR US.

     To be successful, we must cost-effectively manufacture commercial quantities of our batteries that meet customer specifications. Until recently, our batteries only had been manufactured on our pilot manufacturing line, which is able to produce prototype batteries in quantities sufficient to enable customer sampling and testing and product development. Our manufacturing facilities will require additional development to enable us to produce batteries cost-effectively, according to customer specifications and on a commercial scale. To facilitate commercialization of our products, we will need to reduce our manufacturing costs. This includes being able to substantially raise and maintain battery yields of commercial quality in a cost-effective manner. If we fail to substantially increase yields of our batteries and reduce unit-manufacturing costs, we will not be able to offer our batteries at a competitive price, and we will lose our current customers and fail to attract future customers.

FAILURE TO SCALE UP OUR MANUFACTURING FACILITY WILL HARM OUR CUSTOMER RELATIONS AND THREATEN FUTURE PROFITS.

     We currently are in the process of transitioning production to an automated production line that will work with our newest battery technology in our manufacturing facility in Mallusk, Northern Ireland. We have begun to manufacture batteries on a commercial scale to fulfill our first significant purchase orders. The redesign and modification of the Mallusk manufacturing facility, including its customized manufacturing equipment, will continue to require engineering work and capital expenses and is subject to significant risks, including risks of cost overruns and significant delays. In automating, redesigning and modifying the manufacturing processes, we continue to depend on several developers of automated production lines, all of whom have limited experience in producing equipment for the manufacture of batteries. If we fail to develop and implement a large scale manufacturing facility capable of cost-effectively producing commercial quantities of batteries according to customer specifications, it will harm our ability to serve the needs of our customers and threaten our future sales and profits.

        OUR PATENT APPLICATIONS MAY NOT RESULT IN PATENTS ISSUED AND IF OUR PATENTS ARE FOUND TO BE INFRINGING, WE MAY NOT BE ABLE TO PROCURE LICENSES TO USE PATENTS NECESSARY TO OUR BUSINESS AT REASONABLE TERMS, IF AT ALL.

     Patent applications in the United States are maintained in secrecy until the patents issue or are published. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. We can also not be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued United States patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than does the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that patent applications we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, no assurances can be given that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If we are found to be infringing third party patents, we cannot be certain that we could obtain the necessary licenses for our products on reasonable terms, if at all.

THE LIMITED NUMBER OF SKILLED AND UNSKILLED WORKERS IN NORTHERN IRELAND COULD AFFECT THE SUCCESS OF OUR IMPROVEMENTS IN THE MANUFACTURING FACILITY.

     We may need to hire and train a substantial number of new manufacturing workers. The availability of skilled and unskilled workers in Northern Ireland is limited because of a relatively low unemployment rate. As a result, we face the risk that we may not:

     o successfully hire and train the new manufacturing workers necessary for the ramp-up of our Mallusk, Northern Ireland manufacturing facility;

     o    successfully develop improved processes;

     o    design required production equipment;

     o enter into acceptable contracts for the fabrication of required production equipment;

     o    obtain timely delivery of required production equipment;

     o    implement multiple production lines; or

     o    successfully operate the Mallusk facility.

     Our failure to successfully automate our production on a timely basis, if at all, could damage our reputation, relationships with future and existing customers, cause us to lose business and potentially prevent us from establishing the commercial viability of our products.

CONTINUED DELAYS IN QUALIFYING OUR MANUFACTURING FACILITIES COULD SIGNIFICANTLY DELAY OUR BRINGING COMMERCIAL QUANTITIES OF PRODUCT TO MARKET AND INTERFERE WITH OUR ABILITY TO GENERATE THE REVENUE AND CASH THAT WE NEED TO SUSTAIN OUR BUSINESS.

     We may be unable to meet our schedules regarding delivery, installation, de-bugging and qualification of our Northern Ireland facility production equipment, and face the prospect of further delays or problems related to facility qualification because:

     o we do not control the design and delivery of most of the production equipment which is specifically manufactured for us;

     o we are modifying and bringing many of the manufacturing processes of this production equipment up to date for the first time and may need to refine these processes;

     o even if we are able to refine our process, we may not be able to produce the amount of qualification samples required by our customers; and

     o our customers generally require an extensive qualification period once they receive their first commercial product off a production line.

     These delays would impair our ability to bring our batteries to market, adversely affecting revenue growth and our cash position and harm our competitive position and economic growth.

OUR ABILITY TO MANUFACTURE LARGE VOLUMES OF BATTERIES IS LIMITED AND MAY PREVENT US FROM FULFILLING EXISTING ORDERS.

     We currently have several outstanding unfilled purchase orders for our batteries and actively are soliciting additional purchase orders. We presently have limited quantities of batteries available for sale and do not have the necessary equipment in operation to manufacture a commercially adequate volume of products. We are installing additional automated equipment at our facilities in Mallusk, Northern Ireland, and expect this production facility to be fully operational by the end of calendar 2001, which will provide us with sufficient capacity to manufacture and ship batteries in high volumes.

     In 1993, we ultimately were unable to fulfill a purchase order for batteries that incorporated a previous technology due to our inability to produce our batteries on a commercial scale. If we cannot rapidly increase our production capabilities to make sufficient quantities of commercially acceptable batteries, we may not be able to fulfill existing purchase orders in a timely manner, if at all. In addition, we may not be able to procure additional purchase orders, which could cause us to lose existing and future customers, purchase orders, revenue and profits.

WE MAY HAVE A NEED FOR ADDITIONAL CAPITAL.

     At June 30, 2001, we had cash and cash equivalents of $2.5 million and the ability to utilize approximately $5.8 million under a line of credit secured by investments acquired from West Coast Venture Capital, Inc. In addition, in June 2001, Carl Berg provided us with a financing commitment letter pursuant to which he committed, subject to customary conditions, to provide (or cause another person or entity to provide) the Company with additional financing of up to $20 million during fiscal 2002, in the form of a secured loan, equity investment, or a combination of both.

     After taking into account our cash and cash equivalents, projected revenues, receipt of funds, and financial commitments, we expect that we will have sufficient financing through fiscal 2002 to complete funding of required capital expansion, research and product development, marketing, general and administrative expenses and the costs of integrating the Telcordia licensing activities. Our cash requirements, however, may vary materially from those now planned because of changes in our operations, including changes in original equipment manufacturer relationships, market conditions, joint venture and business opportunities, our failure to receive additional IDB grant funds, or an acceleration of the payment of our existing IDB grants. In such event, we may need to raise additional funding through debt or equity financing through fiscal 2002. If we require additional funding, we may not be able to arrange for additional funding on favorable terms, if at all. If we need capital and cannot raise additional funds, it may delay further development and production of our batteries or otherwise delay our execution of our business plan, all of which may have a material adverse effect on our operations and financial condition.

WE HAVE A HISTORY OF LOSSES, HAVE AN ACCUMULATED DEFICIT AND MAY NEVER ACHIEVE OR SUSTAIN SIGNIFICANT REVENUES OR PROFITABILITY.

     We have incurred operating losses each year since inception in 1989 and had an accumulated deficit of $276,224,000 as of June 30, 2001. We have working capital of $5.8 million as of June 30, 2001, and have sustained recurring losses related primarily to the research and development and marketing of our products. We expect to continue to incur operating losses and negative cash flows through fiscal 2002, as we continue our product development, begin to build inventory and continue our marketing efforts. We may never achieve or sustain significant revenues or profitability in the future.

IF OUR BATTERIES FAIL TO PERFORM AS EXPECTED, WE COULD LOSE EXISTING AND FUTURE BUSINESS, AND OUR LONG-TERM ABILITY TO MARKET AND SELL OUR BATTERIES COULD BE HARMED.

     If we manufacture our batteries in commercial quantities and they fail to perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. Even if the performance failure were corrected, this performance failure might have the long-term effect of harming our ability to market and sell our batteries.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUES, AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED IF WE WERE TO LOSE THE BUSINESS OF ANY ONE OF THEM.

     To date, our existing purchase orders in commercial quantities are from a limited number of customers. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers, and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that any of the following events could occur:

     o    reduction, delay or cancellation of orders from a customer;

     o    development by a customer of other sources of supply;

     o selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

     o loss of a customer or a disruption in our sales and distribution channels; and

     o    failure of a customer to make timely payment of our invoices.

     If we were to lose one or more customers, or if we were to lose revenues due to a customer's inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.

WE MUST CONTINUE TO EXPAND OUR EMPLOYEE BASE AND OPERATIONS IN ORDER TO DISTRIBUTE OUR PRODUCTS COMMERCIALLY, WHICH MAY STRAIN OUR MANAGEMENT AND RESOURCES AND COULD HARM OUR BUSINESS.

     During 1999, we grew rapidly, expanding our manufacturing capacity significantly. We had grown from 184 employees at March 1999 to 362 employees as of May 2000. On March 30, 2001, the Company announced the reduction of non-managerial manufacturing personnel by 181 people. The layoffs were a result of the expected arrival of new state-of-the-art high-speed automated production and packaging machinery in May 2001. As the need arises, we plan to expand our manufacturing capability in the next six months by adding more equipment. We plan to expand our sales and marketing organizations in addition to increasing the number of manufacturing employees and adding to our operating team. To implement our growth strategy successfully, we will have to increase our staff, including personnel in sales and marketing, engineering, development and product support capabilities, as well as third party and direct distribution channels. However, we face the risk that we may not be able to attract new employees to sufficiently increase our staff or product support capabilities, or that we will not be successful in our sales and marketing efforts. Failure in any of these areas could impair our ability to execute our plans for growth and adversely affect our future profitability.

COMPETITION FOR PERSONNEL, IN PARTICULAR FOR PRODUCT DEVELOPMENT AND PRODUCT IMPLEMENTATION PERSONNEL, IS INTENSE, AND WE MAY HAVE DIFFICULTY ATTRACTING THE PERSONNEL NECESSARY TO EFFECTIVELY OPERATE OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial and marketing personnel who are familiar with and experienced in the battery industry, as well as skilled personnel to operate our facility in Northern Ireland. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors with significantly greater financial resources than us. We have experienced difficulty in recruiting qualified personnel in the past, and we cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

BECAUSE OUR BATTERIES ARE PRIMARILY SOLD TO BE INCORPORATED INTO OTHER PRODUCTS, WE RELY ON ORIGINAL EQUIPMENT MANUFACTURERS AND BATTERY PACK ASSEMBLERS TO COMMERCIALIZE OUR PRODUCTS. WE MAY NOT OBTAIN ADEQUATE ASSISTANCE FROM THESE THIRD PARTIES TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCTS.

     We rely heavily on assistance from original equipment manufacturers and battery pack assemblers to gain market acceptance for our products. We therefore will need to meet these companies' requirements by developing and introducing new products and enhanced, or modified, versions of our existing products on a timely basis. Original equipment manufacturers and battery pack assemblers often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery system to the customer, but also requires the cooperation and assistance of the original equipment manufacturers or battery pack assemblers for purposes of determining the battery requirements for each specific application. If we are unable to design, develop and introduce products that meet original equipment manufacturers' and battery pack assemblers' requirements, we may not be able to fulfill our obligations under existing purchase orders, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from original equipment manufacturers or battery pack assemblers to successfully commercialize our products, which could impair our profitability.

THE FACT THAT WE DEPEND ON A SOLE SOURCE SUPPLIER FOR OUR ANODE RAW MATERIALS, AND A LIMITED NUMBER OF SUPPLIERS FOR OTHER KEY RAW MATERIALS, MIGHT DELAY OUR PRODUCTION OF BATTERIES.

     We depend on a sole source supplier for our anode, or negative electrode, raw material, and we utilize a limited number of suppliers for other key raw materials used in manufacturing and developing our batteries. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. We have in the past experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers, and if in the future we are unable to obtain high quality raw materials in sufficient quantities and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

OUR BATTERIES MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN MARKET ACCEPTANCE.

     To achieve market acceptance, our batteries must offer significant performance or other measurable advantages at a cost-effective rate as compared to other current and potential alternative battery technologies in a broad range of applications. Our batteries may not be able to achieve or sustain these advantages. Even if our batteries provide meaningful price or performance advantages, there is a risk our batteries may not be able to achieve or maintain market acceptance in any potential market application. Failure to realize these performance advantages and our failure to achieve significant market acceptance with our products could hurt our ability to attract customers in the future.

WE HAVE FOUR KEY EXECUTIVES. THE LOSS OF A SINGLE EXECUTIVE OR THE FAILURE TO HIRE AND INTEGRATE CAPABLE NEW EXECUTIVES COULD HARM OUR BUSINESS.

     Our success is highly dependent upon the active participation of four key executives. We do not have written employment contracts or key man life insurance policies with respect to any of these key members of management. Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan.

WE MUST EFFICIENTLY INTEGRATE THE TELCORDIA ASSETS INTO OUR BUSINESS.

     We are a development stage company primarily engaged in acquiring and developing our initial technology, manufacturing limited quantities of prototype batteries, recruiting personnel and acquiring capital. Except for revenues from limited sales of prototype batteries and battery materials, we did not record significant revenues from sales of our products until the first three-month period of fiscal 2001. In December 2000, we acquired the intellectual property assets of Telcordia Technologies, Inc. As a result of the acquisition of these intellectual property assets, we significantly increased the role of licensing in our business activities. Our future operating results could be affected by a variety of factors including:

     o our ability to secure and maintain significant customers of our proprietary technology;

     o the extent to which our future licensees successfully incorporate our technology into their products;

     o    the acceptance of new or enhanced versions of our technology;

     o the rate that our licensees manufacture and distribute their products to OEMs;

     o our ability to secure one-time license fees and ongoing royalties for our technology from licensees.

     Our future success will depend on our ability to integrate successfully our licensing operations with our other business activities. The degree to which we can successfully integrate these operations will depend on a number of factors, including our ability to expand the scope of our operations beyond the design, development, manufacture and marketing of our rechargeable lithium polymer batteries to include substantially increased technology licensing activities. The integration of these licensing operations following the acquisition of the Telcordia intellectual property assets will require the dedication of management and other personnel resources which may temporarily distract them from our day-to-day business. If we fail to integrate the acquired intellectual property efficiently or otherwise substantially expand our licensing activities, our results of operations and financial condition will be adversely affected.

OUR REVENUE FROM LICENSE FEES AND ROYALTIES WILL FLUCTUATE AND DEPENDS SIGNIFICANTLY ON THE SUCCESS OF OUR LICENSEES AND THE MARKET DEMAND FOR OUR PRODUCTS.

     We expect to generate income from license fees as well as ongoing royalties based on sales by licensees that design, manufacture and sell products incorporating our technology. License fees will be nonrefundable and may be paid in one or more installments. Ongoing royalties will be nonrefundable and generally based upon a percentage of the selling price of the products that incorporate our technology sold by the licensee. Because we expect to derive a portion of our future revenues from royalties on shipments by our licensees, our future success depends upon the ability of our licensees to develop and introduce high volume products that achieve and sustain market acceptance. We cannot assure you that our licensees will be successful or that the demand for lithium polymer batteries or for devices utilizing these batteries will continue to increase. In addition, our license fee revenues depend on our ability to gain additional licensees within existing and new markets. A reduction in the demand for lithium polymer batteries, our loss of key existing licensees or our failure to gain additional licensees could have a material adverse effect on our business.

THERE IS A POTENTIAL CONFLICT BETWEEN OUR FUTURE TECHNOLOGY LICENSEES AND US.

     The acquisition of the Telcordia intellectual property assets has added significant diversity to our overall business structure and our opportunities. We recognize that there is potential for a conflict among our sales channels and those of our future technology licensees. Although our manufacturing and marketing business generally is complimentary to our licensing business, we cannot assure you that sales-channel conflicts will not arise. If these potential conflicts do materialize, we may not be able to mitigate the effect of a conflict that, if not resolved, may impact our results of operations.

IF WE CANNOT PROTECT OR ENFORCE OUR EXISTING INTELLECTUAL PROPERTY RIGHTS OR IF OUR PENDING PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, WE MAY LOSE THE ADVANTAGES OF OUR RESEARCH AND MANUFACTURING SYSTEMS.

     Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. Moreover, we may not be able to effectively protect our intellectual property rights outside of the United States.

     We have established a program for intellectual property documentation and protection in order to safeguard our technology base. We intend to vigorously pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights, and these costs could harm our financial condition. We also are attempting to expand our intellectual property rights through our applications for new patents. Patent applications in the United States are maintained in secrecy until the patents that are applied for are ultimately issued. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. Therefore, our pending patent applications may not result in issued patents and our issued patents may not afford protection against a competitor. Our failure to protect our existing proprietary technologies or to develop new proprietary technologies may substantially impair our financial condition and results of operations.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME CONSUMING AND EXPENSIVE TO DEFEND.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we currently are not engaged in any intellectual property litigation or proceedings, we may become involved in these proceedings in the future. In the future we may be subject to claims or inquiries regarding our alleged unauthorized use of a third party's intellectual property. An adverse outcome in litigation could force us to do one or more of the following:

     o stop selling, incorporating or using our products that use the challenged intellectual property;

     o    pay significant damages to third parties;

     o obtain from the owners of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     o redesign those products or manufacturing processes that use the infringed technology, which may be economically or technologically infeasible.

     Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.

OUR BATTERIES CONTAIN POTENTIALLY DANGEROUS MATERIALS, WHICH COULD EXPOSE US TO PRODUCT LIABILITY CLAIMS.

     In the event of a short circuit or other physical damage to a battery, a reaction may result with excess heat or a gas being generated and released. If the heat or gas is not properly released, the battery may be flammable or potentially explosive. Our batteries that were based on an earlier technology, have, in the past, smoked, caught fire and vented gas. We could, therefore, be exposed to possible product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. It is possible that these materials may require special handling or that safety problems may develop in the future. We are aware that if the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Other battery manufacturers using technology similar to ours include special safety circuitry within the battery to prevent such a dangerous condition. We expect that our customers will have to use a similar type of circuitry in connection with their use of our products.

WE ARE ENGAGED IN ONGOING SAFETY TESTING OF OUR BATTERIES TO MEET CUSTOMER REQUIREMENTS AND MAY NOT BE ABLE TO INCREASE COMMERCIAL SALES OF OUR BATTERIES IF OUR PRODUCTS ARE NOT SUCCESSFUL IN THESE TESTS.

     We have conducted safety testing of our batteries and have submitted batteries to Underwriters Laboratories for certification, which is required by a number of original equipment manufacturers prior to placing a purchase order with us. Underwriters Laboratories has granted a preliminary acceptance of an earlier generation of our batteries, pending a manufacturing site audit. Those batteries, while similar to the batteries we are selling today, are not of the current design and composition. Our current batteries must be submitted for Underwriters Laboratories' approval, and Underwriters Laboratories has not yet begun a scheduled audit of our Northern Ireland manufacturing facility.

     As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, in which the battery is subjected to conditions outside expected normal operating conditions. Each new battery design will continue to require new safety testing. In addition, safety problems may develop with respect to our current and future battery technology that could prevent or delay commercial introduction of our products.

ACCIDENTS AT OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OUR OPERATIONS.

     An accident in our facilities could occur. Any accident, whether due to the production of our batteries or otherwise resulting from our facilities' operations, could result in significant manufacturing delays or claims for damages resulting from personal or property injuries, which would adversely affect our operations and financial condition.

WE DEPEND UPON THE CONTINUED OPERATION OF A SINGLE MANUFACTURING FACILITY. OPERATIONAL PROBLEMS AT THIS FACILITY COULD HARM OUR BUSINESS.

     Our revenues are dependent upon the continued operation of our manufacturing facility in Northern Ireland. The operation of a manufacturing plant involves many risks, including potential damage from fire or natural disasters. In addition, we have obtained permits to conduct our business as currently operated at the facility. There can be no assurance that these permits would continue to be effective at the current location if the facility were destroyed and rebuilt, or that we would be able to obtain similar permits to operate at another location. There can be no assurance that the occurrence of these or any other operational problems at our Northern Ireland facility would not harm our business.

WE EXPECT TO SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO AND DERIVE A SIGNIFICANT PORTION OF OUR LICENSING REVENUES FROM CUSTOMERS LOCATED OUTSIDE THE UNITED STATES. FOREIGN GOVERNMENT REGULATIONS, CURRENCY FLUCTUATIONS AND INCREASED COSTS ASSOCIATED WITH INTERNATIONAL SALES COULD MAKE OUR PRODUCTS AND LICENSES UNAFFORDABLE IN FOREIGN MARKETS, WHICH WOULD REDUCE OUR FUTURE PROFITABILITY.

     We expect that international sales and licensing royalties (and other licensing revenues) will represent an increasingly significant portion of our product sales. International business can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

     o changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries or technology or the transport of lithium, which may reduce or eliminate our ability to sell or license in certain markets;

     o foreign governments may impose tariffs, quotas and taxes on our batteries or our import of technology into their countries;

     o requirements or preferences of foreign nations for domestic products could reduce demand for our batteries and our technology;

     o fluctuations in currency exchange rates relative to the U.S. dollar could make our batteries and our technology unaffordable to foreign purchasers and licensees or more expensive compared to those of foreign manufacturers and licensors;

     o longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable may reduce the future profitability of foreign sales and royalties;

     o import and export licensing requirements in Northern Ireland or Korea may reduce or eliminate our ability to sell or license in certain markets; and

     o political and economic instability in Northern Ireland or Korea may reduce the demand for our batteries and our technology or our ability to market our batteries and our technology in foreign countries.

     These risks may increase our costs of doing business internationally and reduce our sales and royalties or future profitability.

POLITICAL INSTABILITY IN NORTHERN IRELAND COULD INTERRUPT MANUFACTURING OF OUR BATTERIES AT OUR NORTHERN IRELAND FACILITY AND CAUSE US TO LOSE SALES AND MARKETING OPPORTUNITIES.

     Northern Ireland has experienced significant social and political unrest in the past and we cannot assure you that these instabilities will not continue in the future. Any political instability in Northern Ireland could temporarily or permanently interrupt our manufacturing of batteries at our facility in Mallusk, Northern Ireland. Any delays could also cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs.

                       RISKS ASSOCIATED WITH OUR INDUSTRY

IF COMPETING TECHNOLOGIES THAT OUTPERFORM OUR BATTERIES WERE DEVELOPED AND SUCCESSFULLY INTRODUCED, THEN OUR PRODUCTS MIGHT NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR TARGETED MARKET SEGMENTS.

     The battery industry has experienced rapid technological change which we expect to continue. Rapid and ongoing changes in technology and product standards could quickly render our products less competitive, or even obsolete. Various companies are seeking to enhance traditional battery technologies, such as lead acid and nickel cadmium. Other companies have recently introduced or are developing batteries based on nickel metal hydride, liquid lithium ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or be superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced and, as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

     We have invested in research and development of next generation technology in energy solutions. If we are not successful in developing and commercially exploiting new energy solutions based on new materials, or we experience delays in the development and exploitation of new energy solutions, compared to our competitors, our future growth and revenues will be adversely affected.

OUR PRINCIPAL COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO AND THEY MAY THEREFORE DEVELOP BATTERIES SIMILAR OR SUPERIOR TO OURS OR OTHERWISE COMPETE MORE SUCCESSFULLY THAN WE DO.

     Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long standing relationships with original equipment manufacturers and other customers. We believe that our primary competitors are existing suppliers of liquid lithium ion, competing polymer and, in some cases, nickel metal hydride batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba and SAFT America, Inc. All of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments, which include laptops, cellular telephones and personal digital assistant products, on the basis of performance, size and shape, cost and ease of recycling. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.

LAWS REGULATING THE MANUFACTURE OR TRANSPORT OF BATTERIES MAY BE ENACTED WHICH COULD RESULT IN A DELAY IN THE PRODUCTION OF OUR BATTERIES OR THE IMPOSITION OF ADDITIONAL COSTS THAT WOULD HARM OUR ABILITY TO BE PROFITABLE.

     At the present time, international, federal, state or local law does not directly regulate the storage, use and disposal of the component parts of our batteries or the transport of our batteries. However, laws and regulations may be enacted in the future which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries as well as regulations governing the transport of our batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability.

                  GENERAL RISKS ASSOCIATED WITH STOCK OWNERSHIP

CORPORATE INSIDERS OR THEIR AFFILIATES WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL THAT MIGHT NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A WHOLE.

    As of June 30, 2001, our officers, directors, and their affiliates as a group beneficially owned approximately 17.1% of our outstanding common stock. Carl Berg, one of our directors, owns a substantial portion of that amount. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:

     o vote for the election of directors who agree with the incumbent officers' or directors' preferred corporate policy; or

     o oppose or support significant corporate transactions when these transactions further their interests as incumbent officers or directors, even if these interests diverge from their interests as shareholders per se and thus from the interests of other shareholders.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND LIMIT THE PRICE POTENTIAL ACQUIRERS MAY BE WILLING TO PAY FOR YOUR SHARES.

     Our board of directors has the authority, without any action by the stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution and other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may decrease the market price, and infringe upon the voting and other rights of the holders, of our common stock.

OUR STOCK PRICE IS VOLATILE.

     The market price of the shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o    fluctuation in our operating results;

     o announcements of technological innovations or new commercial products by us or our competitors;

     o    failure to achieve operating results projected by securities analysts;

     o    governmental regulation;

     o developments in our patent or other proprietary rights or our competitors' developments;

     o    our relationships with current or future collaborative partners; and

     o    other factors and events beyond our control.

     In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     As a result of this potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 45,535,639 shares of common stock as of June 30, 2001. In addition, we have filed registration statements on Form S-8 under the Securities Act that cover 1,414,526 shares of common stock pursuant to outstanding but unexercised vested options to acquire our common stock.

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. This offering will result in additional shares of our common stock being available on the public market. These factors could also make it more difficult to raise funds through future offerings of common stock.

WE DO NOT INTEND TO PAY DIVIDENDS AND THEREFORE YOU WILL ONLY BE ABLE TO RECOVER YOUR INVESTMENT IN OUR COMMON STOCK, IF AT ALL, BY SELLING THE SHARES OF OUR STOCK THAT YOU HOLD.

     Some investors favor companies that pay dividends. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on an investment in our stock likely depends on your ability to sell your shares at a profit.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedule, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 3. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable law.

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering. Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes.

                        GENERAL DESCRIPTION OF SECURITIES

     We may offer by this prospectus shares of our common stock or shares of our preferred stock, or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $30,000,000.

     Our Amended and Restated Certificate of Incorporation, as amended, authorizes the board of directors of the Company, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated certificate to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock or any series thereof unless a vote of any such holder is required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. The designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each and any series of preferred stock that we may offer under this prospectus will be fixed from time to time by the board of directors of the Company and will be set forth in a prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may offer the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities may also be sold pursuant to what is known as an equity line of credit. Equity lines of credit are financing arrangements which typically involve a written agreement between a company and an investor whereby the company has the right to "put" its securities to the investor. Under this "put," the company has the right to tell the investor when to buy securities from the company over a set period of time and the investor has no right to decline to purchase the securities. The dollar amount of the equity line is set in the agreement, but the number of shares that the company will actually issue is determined by a formula tied to the market price of the securities at the time (or measured over a period of time including the time) at which the company exercises its "put."

     We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

     o    a fixed price or prices, which may be changed;

     o    market prices prevailing at the time of sale;

     o    prices related to the prevailing market prices; or

     o    negotiated prices.

     We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     In the event we enter into an agreement regarding an equity line of credit which contemplates an "at the market" equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriters in that "at the market" equity offering.

     With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of the common stock, other than the common stock offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     1. Our Quarterly Report on Form 10Q for the quarter ended June 30, 2001, filed August 14, 2001.

     2. Our Annual Report on Form 10 K for the year ended March 31, 2001 filed July 2, 2001, including the amendment thereto on Form 10-K/A filed July 30, 2001.

     3. The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, filed April 2, 1992, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                            VALENCE TECHNOLOGY, INC.
              ATTENTION: KEVIN MISCHNICK, VICE PRESIDENT OF FINANCE
                     301 CONESTOGA WAY, HENDERSON, NV 89015
           TEL. -- (702) 558-1000; EMAIL - KEVIN.MISCHNICK@VALENCE.COM

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits specified information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

     The validity of the shares of the securities offered hereby will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Los Angeles, California.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report of Form 10-K of Valence for the year ended March 31, 2001 and 2000 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements for the year ended March 28, 1999, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report (which includes an explanatory paragraph regarding substantial doubt about Valence's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

===============================================================================






                MINIMUM OF 1,851,852 SHARES OF COMMON STOCK, AND
                  MAXIMUM OF 11,111,111 SHARES OF COMMON STOCK


                            VALENCE TECHNOLOGY, INC.


                                  COMMON STOCK


                               -------------------


                              PROSPECTUS SUPPLEMENT

                               -------------------






A.G. EDWARDS & SONS, INC.                     WM SMITH SECURITIES, INCORPORATED







                                  April 3, 2002


===============================================================================